Exhibit 23

                 Consent of Independent Public Accountants
    As independent public accountants, we hereby consent to the incorporation by reference of our reports dated November 9, 1998, included in or incorporated by reference into ThermoLase Corporation's Annual Report on Form 10-K for the year ended October 3, 1998, into the Company's previously filed Registration Statements as follows: Registration Statement No. 33-88396 on Form S-8, Registration Statement No. 33-88398 on Form S-8, Registration Statement No. 33-88394 on Form S-8, Registration Statement No. 33-88400 on Form S-8, Registration Statement No. 33-80749 on Form S-8, Registration Statement No. 33-84516 on Form S-3, Registration Statement No. 33-94658 on Form S-3, Registration Statement No. 333-19633 on Form S-4, Registration Statement No. 333-34467 on Form S-3.



                                               Arthur Andersen LLP



Boston, Massachusetts
December 15, 1998